SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  June 25, 2013

Corgenix Medical Corporation

(Exact Name of registrant as specified in its charter)

Nevada	000-24541	93-1223466
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11575 Main Street

Suite 400

Broomfield, Colorado 80020

(Address, including zip code, of principal executive offices)

(303) 457-4345

(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 10, 2013, Bruce A. Huebner notified the Board of Directors (the “Board”) of Corgenix Medical Corporation (the “Company”) of his intent to resign from the Board, effective June 30, 2013, contingent upon the Board’s ability to identify and elect a new director to fill the vacancy created by his proposed resignation.  Mr. Huebner’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On June 25, 2013, the Board elected Dr. Brandon J. Price to fill the vacancy created by Mr. Huebner’s resignation and to serve as a member of the Compensation Committee of the Board, effective July 1, 2013.

Dr. Price, 64, currently serves as Principal Consultant at Falcon Ridge Associates, Inc., a position he has held since May 2005.  In that role, Dr. Price serves as co-founder of Biogenin S.A.P.I. de C.V., an importer into Mexico of veterinary and human pharmaceutical and diagnostic products, has served as the Chief Executive Officer of GalenBio, Inc., a human and veterinary vaccine platform technology developer, and has served as Chief Executive Officer and Director of Cognate Therapeutics, Inc., a developer of human stem cell therapeutics.  From May 2003 — August 2005, Dr. Price served as Vice President of Biotechnology Services for Cardinal Health.  From June 2000 to April 2003, he was Chief Executive Officer, President and Director of Goodwin Biotechnology, Inc., a cell culture contract manufacturing company, and from June 1998 to May 2000, he served as Chief Executive Officer and Director of CropTech Corporation, a biotechnology startup.  Dr. Price serves on the Board of Directors of Prairie Plant Systems, Inc. where he serves as the Chair of the Technology & Product Commercialization Committee, Virginia Biotechnology Research Park, where he serves as the Chairman of the Personnel Committee, OcuSciences, Inc., Center for Entrepreneurial Excellence at the University of Guadalajara Business School, and Nascent Biologics.  He also serves as the Chairman of the Professional Science Master’s Program Advisory Committee at the Virginia Commonwealth University, and is a visiting professor of Business at the University of Guadalajara Business School.  Dr. Price received a B.S. in Biophysics and Mathematics and a Ph.D. in Biophysics from the University of Michigan, Ann Arbor.

Dr. Price will be compensated a $1,500 quarterly retainer, $500 per Board meeting and $500 per Compensation Committee meeting attended either in person or via telephone. In addition, pursuant to the 2011 Incentive Stock Plan, Dr. Price will receive an annual grant of options to purchase shares of the common stock of the Company at the fair market value on the date of grant, which options will be fully vested upon grant, prorated for any partial year of service.  On June 25, 2013, the Board authorized the Company to issue to Dr. Price 10,000 options to purchase shares of the common stock of the Company, prorated for the appropriate one quarter period, such grant to be made July 1, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2013	CORGENIX MEDICAL CORPORATION

	By:	/s/ Douglass T. Simpson
Douglass T. Simpson
President and Chief Executive Officer